Exhibit 10.1

REPURCHASE AGREEMENT

This Repurchase Agreement (this “Agreement”) is made as of March 29, 2005, by and between Nuveen Investments, Inc., a Delaware corporation (the “Company”), and The St. Paul Travelers Companies, Inc., a Minnesota corporation (the “Selling Stockholder”).

BACKGROUND

A.          The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (as amended, the “Registration Statement”) with respect to the sale of certain shares of Class A common stock of the Company (the “Class A Common Stock”) by the Selling Stockholder, which Registration Statement was subsequently declared effective by the Securities and Exchange Commission.

B.           The Company has filed preliminary prospectus supplements relating to (1) an underwritten offering of shares of Class A Common Stock by the Selling Stockholder (the “Stock Offering”), and (2) an offering of shares of Class A Common Stock underlying certain mandatorily exchangeable securities (the “Mandatorily Exchangeable Offering”).

C.           Selling Stockholder is the record and beneficial owner of 60,999,414 shares of Class B common stock of the Company (the “Class B Common Stock”).

D.           Simultaneous with, and contingent upon, the closing of the Stock Offering as set forth in Section 2(a)(ii) below, the receipt of financing necessary to enable the Company to satisfy its obligations hereunder, on substantially the terms contained in the executed commitment letter attached as Annex A hereto (the “Financing Condition”), and further contingent upon the other terms and conditions contained in this Agreement, the Selling Stockholder desires to sell, and the Company desires to repurchase, such number of shares of Class B Common Stock as is equal to $200 million (the “Closing Consideration”) divided by the lesser of (i) the net offer proceeds per share to be received by the Selling Stockholder from the underwriters in the Stock Offering as set forth on the cover of the related prospectus (such per share amount, the “Net Offer Proceeds”) and (ii) $40.00, rounded (if necessary) to the nearest whole share (such number, the “Closing Repurchase Shares”) upon the terms and subject to the conditions of this Agreement (the “Closing Repurchase”).

E.           On a forward basis, contingent upon the closing of the Stock Offering as set forth in Section 2(a)(ii) below, the Financing Condition and the other terms and conditions contained in this Agreement, Selling Stockholder desires to sell, and the Company desires to repurchase, the Forward Repurchase Shares (as defined below) upon the terms and subject  to the conditions of this Agreement (the “Forward Repurchase”).

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Transfer Restrictions.  During the term of this Agreement, Selling Stockholder shall not convey, give, assign, pledge, sell, distribute, dispose or otherwise transfer any Repurchase Shares (as defined below) or any option, warrant or any other interest herein, except as provided herein.

2.            Closing Repurchase.  Upon the terms and subject to the conditions contained in this Agreement, the Company shall have the obligation at the Closing (as defined below) to repurchase all of the Closing Repurchase Shares from Selling Stockholder upon delivery therefrom, and Selling Stockholder shall have the obligation at the Closing to sell all of the Closing Repurchase Shares to the Company, as follows:

                                (a)           The obligations of the parties to affect the closing of the Closing Repurchase (the “Closing”) are contingent upon the following:

                                                (i)            Mutual Conditions.

(A) satisfaction of the Financing Condition; and

(B) the Company’s capital shall not be impaired within the meaning of Section 160 of the Delaware General Corporation Law at the time of the Closing, nor shall the Closing Repurchase cause any such impairment of the capital of the Company;

                                                (ii)           Conditions on the Obligations of the Company.

(A) the closing of the Stock Offering either (I) for not less than 33,655,354 shares of Class A Common Stock, or (II) at an aggregate offering size of not less than $1 billion;

(B) the representations and warranties of Selling Stockholder contained in Section 5 shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing; and

(C) the covenants required to have been performed or complied with by Selling Stockholder prior to the Closing shall have been performed or complied with in all material respects.

                                                (iii)          Conditions on the Obligations of Selling Stockholder.

(A) the closing of the Stock Offering;

(B) the representations and warranties of the Company contained in Section 6 shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing; and

(C) the covenants required to have been performed or complied with by the Company prior to the Closing shall have been performed or complied with in all material respects.

                                (b)           Subject to Section 2(a) above, at the Closing and simultaneously with the closing of the Stock Offering:

                                                (i) Selling Stockholder shall deliver to the Company one or more certificates representing the Closing Repurchase Shares, duly endorsed for transfer, with appropriate stock powers attached, properly signed and with any necessary documentary or transfer tax stamps duly affixed and cancelled, free and clear of any claims, liens, security interests, restrictions, pledges and encumbrances of any kind (except for such restrictions on transfer as may exist generally under applicable federal and state securities laws); and

(ii) the Company shall deliver to Selling Stockholder via wire-transfer in immediately available funds, to an account designed by Selling Stockholder in writing on or before the second business day prior to the Closing, $200 million.

                                3.             Forward Repurchase.  Upon the terms and subject to the conditions contained in this Agreement, the Company shall have the obligation on the Settlement Date (as defined below) to repurchase all of the Forward Repurchase Shares (collectively with the Closing Repurchase Shares, the “Repurchase Shares,” with the Closing Repurchase and the Forward Repurchase, collectively, the “Repurchase”) from Selling Stockholder upon delivery therefrom, and Selling Stockholder shall have the obligation on the Settlement Date to sell all of the Forward Repurchase Shares to the Company, as follows:

                                (a)           The obligations of the parties to effect the closing of the Forward Repurchase are contingent upon the following:

                                                (i)            Mutual Conditions.

(A) the Closing Repurchase shall have occurred; and

(B) the Company’s capital shall not be impaired within the meaning of Section 160 of the Delaware General Corporation Law at the time of the Settlement Date, nor shall the Forward Repurchase cause any such impairment of the capital of the Company;

                                                (ii)           Conditions on the Obligations of the Company.

(A) the representations and warranties of Selling Stockholder contained in Section 5 shall have been true and correct in all material respects as of the date of this Agreement and as of the Settlement Date; and

(B) the covenants required to have been performed or complied with by Selling Stockholder prior to the Settlement Date shall have been performed or complied with in all material respects; and

                                                (iii)          Conditions on the Obligations of Selling Stockholder.

(A) the representations and warranties of the Company contained in Section 6 shall have been true and correct in all material respects as of the date of this Agreement and as of the Settlement Date; and

(B) the covenants required to have been performed or complied with by the Company prior to the Settlement Date shall have been performed or complied with in all material respects.

                                (b)           Subject to Section 3(a) above, on the Settlement Date:

                                                (i) Selling Stockholder shall deliver to the Company one or more certificates representing the Forward Repurchase Shares, duly endorsed for transfer, with appropriate stock powers attached, properly signed and with any necessary documentary or transfer tax stamps duly affixed and cancelled (or in the event that Section 7(c) below becomes applicable, Selling Stockholder may in the alternative deliver the Forward Repurchase Shares via book-entry transfer in customary form and according to customary procedures), free and clear of any claims, liens, security interests, restrictions, pledges and encumbrances of any kind (except for such restrictions on transfer as may exist generally under applicable federal and state securities laws); and

(ii)           the Company shall deliver to Selling Stockholder via wire-transfer in immediately available funds, to an account designated by Selling Stockholder in writing on or before the second business day prior to the Settlement Date, the Forward Consideration.

                                                (c)           For purposes of this Agreement:

                                                (i) “Consent Condition” shall mean receipt by the Company or its applicable subsidiaries of Consents (as defined below) from clients representing at least the Threshold Percentage of the Company’s aggregate assets under management in investment companies (or series thereof) registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), for which the Company or its subsidiaries provides investment management or advisory services pursuant to an investment advisory agreement (a “Fund”) as of the record date for the meeting of the shareholders of each such Fund held to vote on the Consent, as defined in the next sentence.  As used herein, “Consent” shall mean the necessary approval of the board and shareholders of the applicable Fund pursuant to the provisions of Section 15 of the Investment Company Act of a new investment advisory agreement for such Fund having substantially the same terms as the agreement in effect immediately prior to the effectiveness of the new agreement.  For purposes of determining whether the Consent Condition has been met, the calculation of the percentage of Consents received shall be made without regard to any change in the assets under management referred to in the first sentence of this definition resulting from changes in market value from and after the record date for the meeting of the shareholders of each Fund held to vote on the Consent.

                                                (ii) “Forward Consideration” shall mean the sum of $400 million, plus (x) interest accrued on such amount at an annual rate of 3.5% from the date hereof through the Settlement Date, less (y) the aggregate amount of any dividends actually paid and received

(or to be received in respect of a dividend record date occurring on or before the Settlement Date) by the Selling Stockholder in respect of the Forward Repurchase Shares from the date hereof through the Settlement Date.  Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.

                                                (iii) “Forward Repurchase Shares” shall mean such number of shares of Class A Common Stock or Class B Common Stock that is equal to $400 million divided by the lesser of (x) the Net Offer Proceeds, and (y) $40.00, rounded (if necessary) to the nearest whole share; provided, that, if the Consent Condition is not met on or prior to December 23, 2005, the Forward Repurchase Shares shall mean an equal number of shares of Class A Common Stock (which Selling Stockholder, in accordance with Section 7(c) hereof, shall hereby be required to acquire in open market purchases or borrow on or prior to the Settlement Date).  An appropriate adjustment shall be made to the values set forth in clauses (x) and (y) of the preceding sentence in the event of any stock dividend, stock split, combination or similar event.

                                                (iv) “Settlement Date” shall mean December 23, 2005, or such earlier date that is the date as soon as practicable but in no event more than five business days following the date on which the Consent Condition is met as agreed between the parties.

                                                (v) “Threshold Percentage” shall mean (A) before August 25, 2005, 90%, and (B) on and after August 25, 2005, 80%.

                                4.             Rights as a Stockholder.  Prior to the Closing Repurchase, and except as set forth in Section 1 hereof, Selling Stockholder shall retain all rights as a stockholder of the Company with respect to the Closing Repurchase Shares, including, without limitation, the right to vote the Closing Repurchase Shares and the right to receive and retain any dividends thereon.  Prior to the Forward Repurchase, and except as set forth in Section 1 hereof, Selling Stockholder shall retain all rights as a stockholder of the Company with respect to the Forward Repurchase Shares, including, without limitation, the right to vote the Forward Repurchase Shares and the right to receive and retain any dividends thereon (subject, in the case of dividends, to the definition of Forward Consideration).

                                5.             Representations and Warranties of Selling Stockholder.  Selling Stockholder hereby represents and warrants to the Company as follows:

                                                (a)           Organization.  Selling Stockholder is duly organized, validly existing and in good standing under the laws of the State of Minnesota.

                                                (b)           Good and Valid Title.  Selling Stockholder is the sole record owner of, and has and will have good and valid title to, all Repurchase Shares being sold pursuant to this Agreement, free and clear of all liens, encumbrances, security interests and claims whatsoever; and upon sale and delivery of, and payment for, such Repurchase Shares, as provided herein, at the Closing, Selling Stockholder will convey to the Company good and valid title to such Repurchase Shares, free and clear of all liens, encumbrances and security interests.

                                                (c)           Authority; Authorization of Agreement.  Selling Stockholder has the requisite power and authority, including corporate authority, to enter into this Agreement and to perform the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Selling Stockholder, and assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of Selling Stockholder, enforceable against Selling Stockholder in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

                                                (d)           Absence of Violations; No Conflicts.  The execution and delivery of this Agreement by or on behalf of the Selling Stockholder, the sale of the Repurchase Shares by Selling Stockholder, the consummation of any of the other transactions contemplated herein, and the fulfillment of the terms hereof, has not violated and will not violate the organizational documents of Selling Stockholder, any provision of law or regulation or any material contract to which Selling Stockholder is subject, or any order, judgment or decree of any governmental authority to which Selling Stockholder is subject.

                                                (e)           Accuracy of Information Regarding Selling Stockholder.  Selling Stockholder has reviewed the Registration Statement and the Prospectuses, and such parts of the Registration Statement and the Prospectuses comprising information which specifically relates to Selling Stockholder did not, at the date the Registration Statement became effective, contain any untrue statement of a material fact regarding the Selling Stockholder or omit to state a material fact regarding the Selling Stockholder required to be stated therein or necessary to make the statements therein not misleading and, at the date of the Prospectuses, did not contain any untrue statement of a material fact regarding the Selling Stockholder or omit to state any material fact regarding the Selling Stockholder required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                                (f)            Absence of Proceedings.  No actions, suits or proceedings before or by any court or governmental agency, body or authority, or arbitrator are pending or, to the best of Selling Stockholder’s knowledge, threatened or contemplated, seeking to prevent the sale of the Repurchase Shares or the consummation of the transactions contemplated by this Agreement.

                                                (g)           Absence of Manipulation.  Selling Stockholder has not taken and will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Securities Exchange Act of 1934 or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Repurchase Shares.

                                                (h)           Information.  Selling Stockholder confirms that the Company has made available to Selling Stockholder and its representatives the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as Selling Stockholder has requested, and all such information has been received.

                                6.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Selling Stockholder as follows:

                                                (a)           Organization.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware.

                                                (b)           Authority; Authorization of Agreement.  The Company has the requisite power and authority, including corporate authority, to enter into this Agreement and to perform the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof by Selling Stockholder, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

                                                (c)           Absence of Violations; No Conflicts.  The execution and delivery of this Agreement by or on behalf of the Company, the purchase of the Repurchase Shares by the Company, the consummation of any of the other transactions contemplated herein, or the fulfillment of the terms hereof, has not violated and will not violate the organizational documents of the Company, any provision of law or regulation or any material contract to which the Company is subject, or any order, judgment or decree of any governmental authority to which the Company or its subsidiaries or their property and assets is subject.

                                                (d)           Common Stock Repurchase.  The Repurchase has been approved by a committee of the Board of Directors of the Company comprised solely of directors that do not have a relationship which, in the opinion of the Board of Directors of the Company, would interfere with the exercise of the independent judgment by such person in carrying out his responsibilities as a director of the Company with respect to the Repurchase.

                                7.             Additional Covenants.

                                                (a)           The Company agrees to use its reasonable best efforts to satisfy the Consent Condition by August 1, 2005, and agrees to continue to use its reasonable best efforts to satisfy the Consent Condition following such date to the extent the Consent Condition is not satisfied as of such date, and shall advise the Selling Stockholder upon request regarding the status of its efforts to gain the consents contemplated by the Consent Condition.  In addition, the Company shall discuss on not less than a weekly basis with the Selling Stockholder any issuance(s) of shares of common stock of the Company as a result of which the total outstanding shares of common stock of the Company would exceed 95,000,000, 96,000,000 or 97,000,000, with the intention to provide the Selling Stockholder with sufficient advance notice with respect to any such issuances.

                                                (b)           Selling Stockholder agrees that it shall promptly reimburse the Company for all reasonable expenses incurred by the Company in furtherance of its obligations to use reasonable best efforts to satisfy the Consent Condition as set forth under Section 7(a) above.

                                                (c)           Selling Stockholder agrees that it shall, until the occurrence of the Settlement Date, retain at all times, and not transfer, ownership of a sufficient number of shares of Class B Common Stock (including those shares subject to the forward agreements entered into in connection with the Mandatorily Exchangeable Offering) such that it will hold at all such times in excess of 25% of the voting securities of the Company.

                                                (d)           If the Consent Condition is not met on or prior December 1, 2005, Selling Stockholder covenants and agrees that following such date it shall take the necessary and appropriate actions such that until December 27, 2005, it shall have retained, and not transferred, ownership of the shares of Class B Common Stock that, in accordance with the definition of Forward Repurchase Shares, had the Consent Condition been met, would have been Forward Repurchase Shares, and shall instead have undertaken open market purchases of, or borrowed, a sufficient number of shares of Class A Common Stock in order to deliver such Forward Repurchase Shares on the Settlement Date.  Any purchases or borrowings by the Selling Stockholder of Class A Common Stock shall comply in all respects with applicable securities laws.

                                                (e)           Selling Stockholder agrees that it shall, pursuant to Sections 6.5(a)(i) and 6.5(a)(ii) of the Restated Certificate of Incorporation of the Company (the “Certificate”), cause all shares of Class B Common Stock held of record or beneficially by Selling Stockholder or any of its affiliates to be converted into shares of Class A Common Stock immediately following the occurrence of the earlier of: (i) the Consent Condition having been satisfied and the Settlement Date having occurred, and (ii) Selling Stockholder having ceased to hold at least 25% of the outstanding voting securities of the Company.  Selling Stockholder further agrees that immediately prior to such conversion it shall cause the Class B Directors (as defined in the Certificate) to resign or be removed from the Board of Directors of the Company.

                                8.             Termination.  This Agreement may be terminated by mutual agreement of the Company and Selling Stockholder.

                                9.             Specific Performance.  The parties acknowledge and agree that in the event of any breach of this Agreement, the parties would be irreparably harmed.  It is accordingly agreed that each of the Company and Selling Stockholder, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to request specific performance of the transactions contemplated by this Agreement.

                                10.           Governing Law.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

                                11.           Entire Agreement.  This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof which are of no further force or effect.

                                12.           Amendments; Waiver.  No amendment, modification or waiver of this Agreement shall be effective unless set forth in writing and, in the case of an amendment or modification, signed by the parties hereto, and in the case of a waiver, signed by the party against which the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                                13.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                14.           Public Announcements.  The Company and the Selling Stockholder agree that any press release regarding this Agreement or the Company Repurchase shall be mutually acceptable.

                15.           Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, legal representatives, successors and assigns; provided, however, that the Company may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of the Selling Stockholder, and the Selling Stockholder may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of the Company.

                16.           Headings.  Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                17.           Survival.  All representations, warranties and covenants shall survive the closing of the Repurchase.

                18.           Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy or other electronic transmission service to the appropriate address or number as set forth below.

Notices to the Selling Stockholder shall be addressed to:

The St. Paul Travelers Companies, Inc.

385 Washington Street

St. Paul, MN 55102

Attention: General counsel

Fax:  (651) 310-3386

or at such other address and to the attention of such other person as Selling Stockholder may designate by written notice to the Company.

Notices to the Company shall be addressed to:

Nuveen Investments, Inc.

333 West Wacker Drive

Chicago, IL 60606

Attention:  General counsel

Fax:  (312) 917-7952

with a copy to:

Jenner & Block LLP

One IBM Plaza

Chicago, IL  60611

Attention:  John F. Cox

Fax:  (312) 840-7396

or at such other address and to the attention of such other persons the Company may designate by written notice to Selling Stockholder.

19.           Severability.  If at any time subsequent to the date hereof any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but shall not affect the legality or enforceability of any other provision of this Agreement.

20.           Further Assurances.  From time to time on and after the date of this Agreement, each of the parties hereto shall take or cause to be taken all action, and do or cause to be done all things necessary, proper and advisable, to consummate and make effective as promptly as reasonably practicable, the transactions contemplated hereby in accordance with the terms hereof.

*          *           *          *           *          *

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first above written.

THE COMPANY

NUVEEN INVESTMENTS, INC.

By:	/s/ Alan G. Berkshire
Name:	Alan G. Berkshire
Title:	Senior Vice President

SELLING STOCKHOLDER

THE ST. PAUL TRAVELERS
COMPANIES, INC.

By:	/s/ Samuel G. Liss
Name:	Samuel G. Liss
Title:	Executive Vice President